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                                                                   EXHIBIT 10.39


                                  SPLIT DOLLAR

                            LIFE INSURANCE AGREEMENT

       AGREEMENT made as of the 15th day of April, 1997 by and between VMARK SOFTWARE, INC., a Delaware corporation ("VMARK") and James D. Foy (the "Insured").

       WHEREAS, the Insured is an executive officer and key employee of VMARK;
and

       WHEREAS, VMARK wishes to provide an incentive for the Insured's continued performance of services to VMARK by making available to him a split-dollar life insurance program; and

       WHEREAS, the Insured wishes to participate in such program; and

       WHEREAS, the Insured and VMARK have arranged for the purchase of Policy No. 11510556 in the face amount of $1,542,082 on the life of the Insured (the "Policy") issued by Massachusetts Mutual Life Insurance Company (the "Insurance Company"); and

       WHEREAS, the Policy is a whole-life policy which will be fully paid upon the payment of 10 consecutive annual premiums of $84,355.62 each (if the annual installment option is elected).

       Now, THEREFORE, the parties agree as follows:

       1. $63,081.00 of each annual premium due on the Policy (or a proportionate amount of any other premium installment) shall be paid when due by VMARK until such obligation shall terminate in accordance with the provisions of paragraph 2 or 13 below, provided that VMARK shall have no obligation to any pay premiums in respect of benefits hereafter added to the Policy by the Insured.




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       2.     VMARK's obligation to make premium payments pursuant to paragraph
1 above shall be subject to the following:

       (a) In the event the employment of the Insured by VMARK is terminated for any reason, VMARK's obligation to make premium payments shall terminate immediately unless, prior to such termination of employment, there has been a Change of Control (as defined in paragraph 17(c) below), in which event VMARK's obligation to make premium payments shall terminate on the fifth anniversary of such termination of employment, subject to (b) below.

       (b) In the event the Insured voluntarily terminates his employment with VMARK following a Change of Control and, within the 24 month period immediately following such termination, directly or indirectly engages in any activity which is in competition with the business of VMARK, VMARK's obligation to make premium payments shall immediately terminate.

       (c) In the event, and to the extent, the board of directors of VMARK determines, in its sole reasonable judgement, that any premium payment would have a materially detrimental effect upon its financial condition, such payment or a portion thereof may be deferred until such time or times as the payment of all or a portion of the deferred amount may be paid without such effect. Payment of deferred amounts shall be applied, as appropriate, to (i) make the premium payment, (ii) repay the amount borrowed against the Policy to make such payment, or (iii) reimburse the Insured for making such payment. Any such deferrals and subsequent payments shall be effected pro rata in




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       respect of the Policy and other policies issued in connection with similar executive split-dollar life insurance programs.

       3. VMARK acknowledges that ownership of the Policy is held by the Insured, including without limitation the rights to transfer such ownership, designate beneficiaries and borrow against the Policy, subject only to the Collateral Assignment (as defined in paragraph 5 below) and other limitations specifically described herein.

       4. The Insured acknowledges that VMARK makes no representations or warranties regarding the Policy, including without limitation regarding the amounts which may become available for borrowing against the Policy or the tax treatment of any proceeds of or other matters in connection with the Policy.

       5. The Insured has executed and delivered to VMARK an assignment (the "Collateral Assignment") of certain rights in the Policy in order to secure the right of VMARK to receive, not later than the death of the Insured, an amount equal to the aggregate of all premiums thereon paid by VMARK, including any amounts paid or reimbursed pursuant to paragraph 2(c)(ii) or (iii) above ("2-c Amounts"). A copy of the Collateral Assignment is attached, as amended, as Exhibit A hereto.

       6. In the event either party wishes to exercise a right which under the Policy, subject to the provisions hereof and of the Collateral Assignment, may be exercised by such party alone, the other party shall co-sign any documents and take such other steps as may be required by the Insurance Company to effect the exercise of such right.







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       7.     VMARK acknowledges that any borrowing by it against the Policy could materially reduce the intended benefits to the Insured pursuant to this Agreement. Any such borrowing shall be subject to the following:

       (a) No such borrowings shall be made except to the extent that the board of directors of VMARK determines, in its sole reasonable judgment, that alternative sources of funds are not available on reasonably satisfactory terms and that the failure to make such borrowing would have a materially detrimental effect upon VMARK.

       (b) VMARK shall pay all interest due on any such borrowings in such timely manner that the intended benefits to the Insured pursuant hereto are, to the extent possible by reason of prompt interest payments, preserved.

       (c) Any such borrowings shall be made substantially pro rata, in accordance with the aggregate premiums paid by the Company, against the Policy and all other similar policies of the Company on the lives of its executive officers. Any repayment of principal on such borrowings against the Policy and other such policies shall be allocated in such manner as the Company, in its reasonable discretion, deems will ensure, to the extent possible by reason of such allocation, that the intended benefits to the respective insureds are preserved, and otherwise pro rata as set forth above.

       8. The Insured shall not surrender the Policy unless the cash value thereof at the time of surrender, net of any then outstanding borrowings against the Policy, exceeds the aggregate amount of all premiums thereon paid by VMARK through such time, including any 2-c Amounts.







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       9.     The Insured shall not borrow against the Policy if the aggregate amount of (a) such borrowing and any other borrowings against the Policy by the Insured or his assigns other than VMARK, including interest accrued and expected to be accrued thereon ("Borrowings") and (b) all premiums thereon paid by VMARK through such time, including any 2-c Amounts, shall exceed (i) prior to January 1, 2012, the cash value of the Policy without regard to any Borrowings, or (ii) on or after said date, the death benefit of the Policy (including any additions thereto) without regard to any Borrowings, provided that the foregoing shall not prevent any borrowing to pay premiums not paid by VMARK pursuant to paragraph 2(c) above.

       10. The Insured shall elect to have premiums paid on an annual installment basis unless VMARK agrees in writing to the election of another installment option.

       11. Upon the death of the Insured while the Policy is in effect, but prior to the exercise by either the Insured or VMARK of his or its respective rights to acquire full ownership of the Policy pursuant to paragraph 12 below, VMARK shall promptly furnish the Insurance Company an affidavit specifying the amount of proceeds payable to it pursuant to the Collateral Assignment.

       12. The Insured shall have the right after April 15, 2002 to reacquire from VMARK the rights assigned pursuant to the Collateral Assignment. Such right may be exercised (a) at any time, by payment to VMARK in cash or by certified or bank check of an amount equal to the aggregate of all premiums on the Policy paid by VMARK through such time, including any 2-c Amounts, or (b) on or after April 15, 2007 if VMARK's obligation to make premium payments has not terminated pursuant to paragraph 2(a) or (b) above due to the Insured's voluntary termination of his employment (as limited by paragraph 17(a) below), by delivery to VMARK





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of a non-interest bearing promissory note in such amount payable not later than the death of the Insured and secured by a pledge of collateral, provided that the board of directors of VMARK at the time may reject such method of exercise if, in its sole reasonable discretion, it deems such note and collateral to provide repayment arrangements less secure or otherwise not commercially equivalent to the arrangements otherwise provided herein. Against receipt of such payment or delivery, VMARK shall execute and deliver to the Insured a full release of the Collateral Assignment satisfactory in form to the Insurance Company. In the event that (i) VMARK's obligation to make premium payments has terminated pursuant to paragraph 2(a) or (b) above due to the Insured's voluntary termination of his employment (as limited by paragraph 17(a) below), and (ii) the Insured does not exercise his rights under this paragraph 12 within sixty days following such termination of VMARK's obligation, then his rights under this paragraph 12 shall lapse. Upon the lapse of such rights, VMARK shall have the right from time to time to acquire from the Insured all rights and other incidents of ownership in and under the Policy upon payment of ten dollars to the Insured. Against receipt of such payment the Insured shall execute and deliver such documents and take such other steps to effect the transfer of such ownership to VMARK as may be satisfactory in form to the Insurance Company.

       13. VMARK's obligation to make premium payments pursuant to paragraph 1 above shall, if not previously terminated pursuant to the provisions of paragraph 2 above, terminate upon the exercise of the Insured's rights or the lapse thereof under paragraph 12 above.

       14. Nothing herein shall be construed to obligate VMARK to continue the employment of the Insured or to pay any benefits under the Policy under any circumstances.




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       15.    In the event VMARK shall sell or otherwise dispose of
substantially all its business and assets, it shall (a) cause the acquiring party to deliver to the Insured a written assumption of all the respective obligations of VMARK hereunder and under the Policy and Collateral Assignment or
(b) retain sufficient assets to pay premiums on the Policy to the extent required. In the event of an assumption under (a) above, the word "VMARK" shall mean or include, as the context indicates, any such acquiring party.

       16. The Insured may assign all its rights hereunder and under the Policy and Collateral Assignment, provided that the assignee shall deliver to VMARK a written assumption of all the respective obligations of the Insured hereunder and thereunder. In the event of such assignment and assumption, the word "Insured" shall mean or include, as the context indicates, any such assignee, provided that the Policy shall insure the life of the initial Insured only and not of any assignee or other successor.

       17.    For purposes of paragraph 2 above:

              (a) The Insured shall not be deemed to have voluntarily terminated his employment with VMARK if the termination occurs within nine months following (i) a reduction of his salary other than a reduction applicable to executives generally, (ii) a material demotion in the level of his duties, or (iii) a material change of the location of his employment;

              (b) "Cause" shall mean (i) commission by the Insured of a willful, wrongful act, such as embezzlement, against VMARK, (ii) conviction of the Insured of a felony involving moral turpitude, (iii) willful, gross and repeated neglect by the Insured of his executive employment duties, or (iv) intentional and repeated failure of the Insured to






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       observe specific directives or policies of the board of directors of
       VMARK applicable to his executive employment duties; and

              (c) "Change of Control" shall mean (i) the direct or indirect acquisition by any person, entity or group acting in concert of more than 35% of the aggregate voting power of the outstanding securities of VMARK having the right to vote at elections of directors, (ii) a majority of the board of directors of VMARK ceasing to consist of individuals who are currently members of such board or for whose nomination for such membership a majority of such current members voted in favor, or (iii) the disposition by VMARK of substantially all its business, other than in connection with a mere change of place of incorporation or similar mere change in form.


       18. This Agreement shall be construed and enforced under the laws of Massachusetts. Except as provided by paragraphs 15 and 16 above, no rights or obligations hereunder or under the Policy or Collateral Assignment shall be voluntarily assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, assigns, heirs and legal representatives. This Agreement may not be amended or otherwise modified without the prior written consent of the parties.









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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



                                        VMARK Software, Inc.




/s/ R.N. Hoehn                          By  /s/ Robert M. Morrill
-----------------------------               -----------------------------------
(Witness)                                   Its Chairman


/s/ R.N. Hoehn                              /s/ James D. Foy
-----------------------------               -----------------------------------
(Witness)                                   James D. Foy






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                                    EXHIBIT A


                                                             POLICY NO. 11510556


INSURER:         MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

ASSIGNOR:        JAMES D. FOY

ASSIGNEE:        VMARK SOFTWARE, INC.


       For Value Received, the Assignor hereby assigns to the Assignee certain rights in the policy issued by the Insurer numbered as set forth above (the "Policy"), subject to any superior liens which the Insurer may have against the Policy, and the Assignor and the Assignee hereby agree as follows:

       1. This assignment is made to secure certain rights, either now existing or that may hereafter arise, of the Assignee to receive payments pursuant to a split dollar life insurance agreement with regard to the Policy (the "Agreement").

       2.     The Assignee shall have the following rights in the Policy:

              a. The right to receive from the death proceeds an amount equal to all premiums on the Policy paid by the Assignee until the date of the Insured's death;

              b. The right to receive the cash values of the Policy, up to an amount equal to all premiums paid by the Assignee, if the policy is surrendered or lapses;

              c.     The right to release this assignment; and

              d. The right to borrow against the Policy for the Assignee's own account, in amounts which do not exceed in the aggregate the aggregate amount of premiums paid on the Policy at the time of any such borrowing.

       3. All other rights in the Policy, including the rights to designate beneficiaries, to borrow against the Policy any amounts available therefor in excess of amounts which have been or may be borrowed by the Assignee, to surrender the Policy, and to transfer ownership thereof, are excluded from this assignment









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              and, subject to the terms of the Agreement, reserved to and exercisable by the Assignor alone.

       4. Nothing herein shall affect the right of the Insurer to charge interest on any loan under the Policy and, if interest is not paid thereon pursuant to the Policy, to add such interest to the unpaid balance of the loan and secure such amounts with corresponding cash values, even if such security shall reduce amounts available for payment to the Assignee hereunder.

       5. The Insurer shall be entitled to rely conclusively and without any further investigation upon an affidavit of an officer of the Assignee regarding the amount of proceeds due it from any death or surrender proceeds of the Policy, and payment of such amount shall be a full discharge of the Insurer's obligations hereunder in respect thereof.

       6. Subject to the Agreement, the rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of their respective successors, assigns, heirs and legal representatives.



DATE:  April 15, 1997                 ----------------------------------------
                                      JAMES D. FOY


                                      ----------------------------------------
                                      VMARK SOFTWARE, INC.


ACCEPTED BY                           ----------------------------------------
ON:__________________                 MASSACHUSETTS MUTUAL LIFE INSURANCE
                                      COMPANY